EXHIBIT 99.1

[TO BE RETYPED ON FC BANC CORP. LETTERHEAD]

Contact: John R. Christman
President and CEO
FC Banc Corp.
The Farmers Citizens Bank
Phone: (419) 562-7040
FAX: (419) 562-6526
E-mail: Christmanj@farmerscitizensbank.com
www.farmerscitizensbank.com

FOR IMMEDIATE RELEASE:	March 31, 2004

FC Banc Corp., parent company of The Farmers Citizens Bank, today announced that it has appointed a Special Committee of its Board of Directors consisting of three independent directors to evaluate strategic alternatives which could enhance and maximize shareholder value. To that end, the Board has engaged the financial institutions consulting firm of Austin Associates, LLC, Toledo, Ohio, to assist in the process.

Austin Associates will assist the Company in reviewing various strategic alternatives and determining the risks and rewards associated with each of such options. These alternatives could include, but are not limited to, an expansion strategy designed to enhance growth opportunities in core banking and other related fee income businesses and an analysis of entering into a merger or other form of business combination with another financial institution.

Robert D. Hord, Chairman of FC Banc Corp., stated “As part of the Company’s evaluation of strategic alternatives to increase shareholder value, we are pleased to have retained a consulting firm of Austin Associates’ skill and reputation. Austin Associates will provide us with market and valuation data, analysis and insight about both our existing operations and assets as well as certain additional available strategic transactions. This information will be used by the Board in its ongoing evaluation of strategic alternatives.” There can be no assurance that any review of the Company’s strategic alternatives will result in any transaction being authorized or consummated.

In addition, President John Christman announced the resignations of Chief Operating Officer Coleman Clougherty and Chief Lending Officer Donald Denney, both of whom have accepted other positions within the banking industry outside the geographic area served by the Company and the Bank. President Christman noted the positive contributions both have made to the success of the Company during their tenure. The Company will evaluate the desirable qualities that should be possessed by persons to fill these vacancies as a part of the strategic plan. Both of the vacated positions have been filled on an interim basis by persons currently working within the Bank.

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Farmers Citizens Bank is a $130 million dollar bank, and a subsidiary of FC Banc Corp., providing financial services to its neighbors and friends in Crawford, Morrow, and Knox counties for almost 95 years through its four full services offices in Bucyrus, Cardington and Fredericktown, Ohio. FC Banc Corp. is on the OTC BB under the symbol FCBQ.

When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance. The Company does not undertake — and specifically disclaims any obligation — to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.